Exhibit 99.1

Pier 1 Imports, Inc. Reports 2010 Fiscal Fourth Quarter and 2010 Fiscal Year End Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--April 8, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the fourth quarter and fiscal year ended February 27, 2010.

Fourth Quarter Highlights:

  Comparable store sales growth of 6.5% for the quarter
  Merchandise margin improved to 55.8% of sales compared to 44.3% last year
  Gross profit improved to 38.9% of sales for the quarter
  Fourth quarter net income of $35 million, or $0.30 per share, or $36 million, or $0.31 per share after adjusting for special charges of $1 million
  Strong balance sheet with cash balance of $188 million

Alex W. Smith, President and Chief Executive Officer, commented, “Three years ago we started on a journey to return our company to profitability. Since then, we have improved and strengthened every aspect of our business. Our relationship with our customers, our financial position and our organization are all overwhelmingly stronger than they were. It has long been apparent that we can control costs and expand merchandise margin. Now with a slightly more active economy, we are starting to see top line improvements, which we knew would come eventually. We are extremely pleased that in the fourth quarter we improved our net income by $64 million and delivered an operating margin of 9% of sales.”

For the fourth quarter, the Company reported net income of $35 million, or $0.30 per share, a $64 million improvement over the net loss of $29 million, or $0.33 per share, reported for the same period last year. Results for the fourth quarter of fiscal 2010 included special charges of $1 million which are discussed below. Excluding these charges, the Company’s net income on a non-GAAP basis for the quarter would have been $36 million, or $0.31 per share.

Total sales for the fourth quarter grew to $396 million from $389 million last year, despite starting the quarter with 49 fewer stores than the year ago quarter. The increase in total sales during the quarter was primarily attributable to a comparable store sales gain during the period of 6.5%. Comparable store sales increased as a result of traffic improvements in December, and higher average ticket, average unit retail and conversion rate for the quarter.

Merchandise margins for the quarter were $221 million, or 55.8% of sales, a 1,150 basis point improvement over $173 million, or 44.3% reported for the same period last year. A fourth quarter merchandise margin rate of this level has not been achieved since fiscal 1999. Store occupancy costs of $67 million declined from $71 million last year due to the reduced store count and rental rate reductions achieved in existing stores. Gross profit for the quarter, which is calculated by deducting store occupancy costs from merchandise margin dollars, improved to $154 million, or 38.9% of sales, from $102 million, or 26.2% of sales, in the fourth quarter of last year.

Fourth quarter selling, general and administrative expenses were well-controlled and declined approximately $9 million to $113 million, down from $122 million in the year ago quarter, and consisted primarily of $18 million in marketing, $77 million in payroll, and $17 million in other G&A costs. Additionally, these expenses included approximately $1 million in special charges resulting from store closing and severance charges. Reductions in store payroll, special charges, and other relatively fixed expenses were partially offset by an increase in administrative payroll related to annual incentive compensation costs. As a percentage of sales, on-going selling, general and administrative costs showed an 80 basis point improvement, as they declined to 28.2% of sales from 29.0% of sales in the prior period. The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the fourth quarter as compared to the same period last year.

	Three months ended
	February 27, 2010		February 28, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$55.8	14.1%	$56.4	14.5%	$(0.6)
Marketing	18.4	4.6%	16.7	4.3%	1.7
Store supplies, services and other	7.3	1.8%	8.6	2.2%	(1.3)
Variable costs	81.5	20.6%	81.7	21.0%	(0.2)

Administrative payroll	20.7	5.2%	17.7	4.5%	3.0
Other relatively fixed expenses	9.7	2.4%	13.6	3.5%	(3.9)
Relatively fixed costs	30.4	7.7%	31.3	8.0%	(0.9)

Subtotal	111.9	28.2%	113.0	29.0%	(1.1)

Lease termination costs and impairments	0.8	0.2%	6.6	1.7%	(5.8)
Severance and other	0.3	0.1%	2.1	0.5%	(1.8)
Special charges	1.1	0.3%	8.7	2.2%	(7.6)

	$113.0	28.5%	$121.7	31.3%	$(8.7)

Overall, the increase in sales, improved merchandise margins, and controlled expenses resulted in operating income for the quarter of $36 million, a $63 million improvement over the $27 million operating loss reported last year.

Fiscal Year Results

For the fiscal year ended February 27, 2010, the Company reported net income of $87 million, or $0.86 per share, versus a net loss of $129 million, or $1.45 per share, for last year. Total sales for the fiscal year declined to $1,291 million from $1,321 million last year. The decline in sales during the year was primarily attributable to a net store count reduction of 38 stores. The decrease from store count was partially offset by an increase in comparable store sales of 1.5% for the fiscal year. Excluding the January clearance event, traffic increased over the second half of the year, positively affecting comparable store sales. Additionally, the Company experienced increases in average ticket, conversion rate, and average unit retail.

Merchandise margins for the year were $707 million, or 54.8% of sales, compared to $647 million, or 49.0% of sales, last year. The 580 basis point improvement is the result of reduced markdowns, lower supply chain costs, reduced freight costs and more advantageous vendor costs. Store occupancy costs of $267 million declined $17 million from $284 million in fiscal 2009. The decline was achieved primarily through 38 store closings and the reduction of rents in approximately 350 locations throughout the year. Gross profit for the year, calculated by deducting store occupancy costs from merchandise margin dollars, improved to $440 million, or 34.1% of sales, from $363 million, or 27.5% of sales, last year.

For the year, the Company’s attention to cost control resulted in a decline in selling, general and administrative expenses to $421 million from $453 million in fiscal 2009. The expenses consisted primarily of $285 million in payroll, $61 million in marketing, and $62 million in other G&A costs. Additionally, these expenses included approximately $13 million in special charges resulting from store closing costs, severance and other charges. The decline in selling, general and administrative expenses was primarily a reduction in store payroll and other G&A costs such as insurance costs and special charges. These declines were offset by increases in administrative payroll relating to annual incentive compensation as well as an increase in marketing expenditures. On-going selling, general and administrative expenses showed a 90 basis point improvement as a percentage of sales, as they improved to 31.7% of sales from 32.6% last year. The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for fiscal 2010 as compared to last year.

	Twelve months ended
	February 27, 2010		February 28, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$209.8	16.3%	$217.8	16.5%	$(8.0)
Marketing	60.9	4.7%	59.0	4.5%	1.9
Store supplies, services and other	28.7	2.2%	32.5	2.5%	(3.8)
Variable costs	299.4	23.2%	309.3	23.4%	(9.9)

Administrative payroll	74.7	5.8%	70.1	5.3%	4.6
Other relatively fixed expenses	34.5	2.7%	51.2	3.9%	(16.7)
Relatively fixed costs	109.2	8.5%	121.3	9.2%	(12.1)

Subtotal	408.6	31.7%	430.6	32.6%	(22.0)

Lease termination costs and impairments	11.3	0.9%	15.7	1.2%	(4.4)
Acquisition costs	-	0.0%	1.7	0.1%	(1.7)
Severance and other	1.3	0.1%	5.5	0.4%	(4.2)
Special charges	12.6	1.0%	22.9	1.7%	(10.3)

	$421.2	32.6%	$453.5	34.3%	$(32.3)

Balance Sheet and Liquidity

One of the key accomplishments for the Company during fiscal 2010 was the repositioning of its balance sheet through debt restructuring and working capital improvements. As of the end of fiscal 2010, inventory was $313 million versus $316 million last year. Although the balance remained similar to last year, the complexion of the inventory was markedly different. A much smaller percentage of the inventory was clearance inventory as of the end of this year, when compared to last year.

Cash and cash equivalents at the end of the year were $188 million, a $32 million increase over last year. For the year, the Company generated cash from operations of $71 million, which included the receipt of a $56 million tax refund relating to changes in tax laws that occurred during the third quarter. Cash flow from operations was used primarily to fund the associated costs and repurchase of the convertible debt as well as capital expenditures.

In addition to cash, as of the end of the year, the Company had availability under its line of credit which expires in May 2012. The calculated borrowing base under the facility was $229 million and, after excluding the required availability of $30 million and the $86 million in outstanding letters of credit and bankers’ acceptances, $113 million remained available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility at any time during fiscal 2010 for any purpose other than working capital letter of credit needs.

Total debt as of the end of the year, including the current portion, was $35 million compared to $184 million a year ago. The reduction in debt was primarily accomplished through the repurchase of $79 million of the Company’s outstanding 6.375% convertible senior notes during the first quarter of the fiscal year. The notes were acquired in privately negotiated transactions at a purchase price of $27 million, including accrued interest, and as a result, a gain was recorded on this transaction of approximately $50 million during the first quarter. Subsequently, during the second quarter, the Company entered into separate privately negotiated transactions under which the Company repurchased an additional $5 million of notes and exchanged $64 million of the remaining notes for newly issued 9% convertible senior notes. As of the end of fiscal 2010, $17 million of 6.375% convertible notes remained outstanding and is reflected on the balance sheet as a current liability, net of discounts.

During the third quarter of fiscal 2010, all of the newly issued 9% convertible senior notes were converted into common stock, and as a result the Company issued approximately 24 million additional shares of common stock. In connection with this conversion, the holders received additional interest payments of approximately $14 million. As of the end of the fiscal year, outstanding shares of the Company’s common stock totaled approximately 116 million shares.

Real Estate Update

During fiscal 2010, the Company closed 38 Pier 1 Imports stores in North America and ended the year with 1,054 locations. Throughout the fiscal year, the Company has engaged its landlord community in active rental reduction negotiations to achieve better store contributions across its entire portfolio. As a result of these efforts, the Company has negotiated approximately 350 rental rate reduction agreements with an average reduction of 23% over a two-year period. During fiscal 2010, these agreements resulted in expense savings of $6 million and cash savings of approximately $10 million. The Company will continue to partner with its landlord community to achieve rental rates that ensure the long term success of each Pier 1 Imports store. It is anticipated that 10 to 15 locations will be closed in fiscal 2011 and three to five locations will be opened. For fiscal 2011, taking into account the lower store base and the average rental rate reductions, rental expense savings are expected to be approximately an additional $6 to $7 million.

Fiscal 2011 Outlook

Alex W. Smith, President and Chief Executive Officer, commented, “In fiscal 2011, we will continue to reap the benefits from the work we have already done and gain further benefits as we strive to become better retailers and better importers. We believe that we have huge organic growth potential in our business – we are still well below our historical highs in annual sales per square foot and merchandise margin. Although it is a long time until Christmas, the year has started well. March comparable store sales, which benefitted somewhat from the earlier Easter holiday, increased 19.4% compared to a decline of 9.7% last year, and were driven by increases in traffic, conversion rate and average ticket. Merchandise margins were also well ahead of last year. I look forward to sharing additional thoughts on our business and where we are headed this fiscal year, later today on our conference call.”

Conference Call Information

The Company will host a conference call to discuss the fiscal 2010 fourth quarter and fiscal year-end results at 10:00 a.m. Central Time today. A web cast will be available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page, or you can dial into the conference at 1-800-498-7872 or if international dial 1-706-643-0435. The conference ID number is 59323117. The conference call will be held in a “listen-only” mode for all participants other than the Company’s current sell-side analysts and buy-side investors.

The replay will be available at about 12:00 p.m. (Central Time) for 24 hours, and replay access can be dialed at 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 59323117.

Financial Disclosure Advisory

This release references non-GAAP earnings per share information. The non-GAAP measure is calculated by dividing adjusted net income by the reported number of outstanding shares. Adjusted net income is calculated by deducting store closing costs and severance related and other charges from reported net income for the period. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter of fiscal 2010. This non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 27,	February 28,	February 27,	February 28,
	2010	2009	2010	2009

Net sales	$395,973	$389,257	$1,290,852	$1,320,677

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	241,822	287,425	850,438	957,213
Selling, general and administrative expenses	112,961	121,721	421,179	453,471
Depreciation and amortization	5,206	7,045	22,488	30,556
	359,989	416,191	1,294,105	1,441,240

Operating income (loss)	35,984	(26,934)	(3,253)	(120,563)

Nonoperating (income) and expenses:
Interest and investment income	(333)	(634)	(1,681)	(4,250)
Interest expense	1,740	3,487	23,726	14,592
Gain on retirement of debt	-	-	(49,654)	-
Other income	(748)	(356)	(7,695)	(2,276)
	659	2,497	(35,304)	8,066

Income (loss) before income taxes	35,325	(29,431)	32,051	(128,629)
Income tax provision (benefit)	825	(13)	(54,796)	624

Net income (loss)	$34,500	$(29,418)	$86,847	$(129,253)

Income (loss) per share:
Basic	$0.30	($0.33)	$0.86	($1.45)

Diluted	$0.30	($0.33)	$0.86	($1.45)

Average shares outstanding during period:
Basic	115,913	89,364	100,715	88,912

Diluted	116,232	89,364	100,715	88,912

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	February 27,	February 28,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $176,503 and $142,523, respectively	$187,912	$155,798
Accounts receivable, net	14,701	17,566
Inventories	313,496	316,331
Income tax receivable	561	2,149
Prepaid expenses and other current assets	37,157	41,883
Total current assets	553,827	533,727

Properties, net	55,837	85,135
Other noncurrent assets	33,310	36,600
	$642,974	$655,462

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$65,344	$80,695
Current portion convertible debt	16,435	-
Gift cards and other deferred revenue	44,356	47,332
Accrued income taxes payable	4,967	4,434
Other accrued liabilities	106,073	101,350
Total current liabilities	237,175	233,811

Long-term debt	19,000	184,000
Other noncurrent liabilities	83,665	93,390

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 and 100,779,000 issued, respectively	125	101
Paid-in capital	264,477	214,004
Retained earnings	193,688	106,841
Cumulative other comprehensive loss	(699)	(1,195)
Less -- 9,645,000 and 10,905,000 common shares in treasury, at cost, respectively	(154,457)	(175,490)
	303,134	144,261
	$642,974	$655,462

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended
	February 27,	February 28,	March 1,
	2010	2009	2008

Cash flow from operating activities:
Net income (loss)	$86,847	$(129,253)	$(96,011)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	33,335	45,156	55,303
Loss (gain) on disposal of fixed assets	246	41	(2,137)
Loss on impairment of fixed assets and long-lived assets	-	9,653	5,030
Stock-based compensation expense	3,782	5,177	5,837
Deferred compensation	3,736	4,215	4,157
Lease termination expense	7,693	6,074	10,440
Amortization of deferred gains	(7,777)	(6,774)	(2,533)
Gain on retirement of convertible bonds	(49,654)	-	-
Charges related to the conversion of the 9% Convertible Notes	18,308	-	-
Other	3,109	(2,201)	1,543
Changes in cash from:
Inventories	2,835	95,378	(51,646)
Other accounts receivable, prepaid expenses and other current assets	8,294	(5,055)	(8,776)
Income tax receivable	1,588	14,486	25,616
Accounts payable and accrued expenses	(26,537)	(65,457)	(22,818)
Income taxes payable	533	(1,620)	2,765
Defined benefit plan liabilities	(1,784)	(118)	(6,351)
Make whole interest provision	(13,782)	-	-
Other noncurrent assets	(197)	1,209	762
Other noncurrent liabilities	(20)	(2,545)	(4,255)
Net cash provided by (used in) operating activities	70,555	(31,634)	(83,074)

Cash flow from investing activities:
Capital expenditures	(5,246)	(13,378)	(7,153)
Proceeds from disposition of properties	730	102,478	5,674
Proceeds from sale of restricted investments	3,897	3,258	6,986
Purchase of restricted investments	(3,654)	(2,020)	(589)
Collection of note receivable	1,500	1,500	1,500
Net cash (used in) provided by investing activities	(2,773)	91,838	6,418

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	333	2,161	3,909
Retirement of convertible bonds	(31,593)	-	-
Debt issuance costs	(4,408)	-	(998)
Net cash (used in) provided by financing activities	(35,668)	2,161	2,911

Change in cash and cash equivalents	32,114	62,365	(73,745)
Cash and cash equivalents at beginning of period	155,798	93,433	167,178
Cash and cash equivalents at end of period	$187,912	$155,798	$93,433

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400